Exhibit 10.45
June 23, 2008
Chenyqua Baldwin, Vice President of Finance
Cornerstone Biopharma Holdings, Inc.
2000 Regency Parkway, Suite 255
Cary, NC 27518
Dear Ms. Baldwin:
On behalf of Paragon Commercial Bank (hereinafter referred to as the “Bank”), I am pleased to offer to you this commitment modification subject to the following terms and conditions as outlined below. If not specifically mentioned herein, all other terms and conditions of the original commitment and line documents shall remain unchanged. We appreciate the opportunity to continue to work with you. The terms of the Commitment are hereby amended as follows:

BORROWER:	Cornerstone Biopharma Holdings, Inc (the “Borrower”).

PURPOSE:	To renew the revolving line of credit for an additional year.

TYPE:	Revolving line of credit to be used in the normal course of business operations.

AMOUNT:	Up to, Four Million 00/100 Dollars ($4,000,000), availability subject to a monthly borrowing base report.

Up to One Million Five Hundred Thousand Dollars ($1,500,000.00) will be segmented for standby letters of credit, subject to the above mentioned borrowing base report.

RATE:	The Wall Street Journal (WSJ) Prime rate subject to change from time to time. WSJ “Prime Rate” refers to that interest rate as specified in the Eastern Edition of the Wall Street Journal as an interest rate basis for borrowings. The WSJ Prime Rate is one of several interest rate bases used by the Bank. The Bank lends at interest rates above and below the Prime Rate.

EXPIRATION:	The Maturity date of the line shall be June 15, 2009.

REPAYMENT TERMS:	Interest shall be due monthly with all outstanding principal and accrued yet unpaid interest due upon maturity.

MODIFICATION FEE:	A modification fee of Ten Thousand and 00/100 Dollars ($10,000) shall be due at closing.

Cornerstone Biopharma Holdings, Inc.
June 23, 2008

ADDITION OF COLLATERAL:	The Bank shall take as additional collateral a Security Agreement and UCC Financing Statements covering: A blanket first priority lien on all furnishings, equipment, inventory and other items and types of personal property now owned or hereafter acquired, all the company’s general intangibles and accounts receivable, whether presently existing or arising in the future, and all the proceeds and products from the foregoing (including insurance proceeds) for Aristos Pharmaceuticals, Inc. and Cornerstone Biopharma, Inc. Aristos Pharmaceuticals, Inc. and Cornerstone Biopharma, Inc. will hypothecate the security to Cornerstone Biopharma Holdings, Inc.

RELEASE OF
COLLATERAL:	A partical release in the amount of $500,000.00 on the Assignment of Deposits dated July 31, 2007 in the amount of $1,000,000.00, hypothicated by Craig and Susan Collard.

RESTATED COLLATERAL:	The collateral for this loan will be:
1.	First lien UCC position on all furnishings, equipment and other items and types of personal property now owned or hereafter acquired, all the Borrower’s intangible assets, inventory and accounts receivable, whether presently existing or arising in the future, and all the proceeds and products from the foregoing (including insurance proceeds) recorded by proper UCC filings in the county and state in which the company operates (or location mutually agreed upon by borrower and Bank).

2.	A monthly borrowing base report will be submitted to the Bank to monitor the collateral for this line of credit. The following will be the advance rate for the line of credit: 75% advance rate against Accounts Receivable 90 days or less from invoice date.
•	The borrowing base report will include the accounts receivables from Cornerstone Biopharman Holding, Inc., Aristos Pharmaceutical, Inc. and Cornerstone Biopharma, Inc.

•	The borrowing base will also include 100% on the $500,000.00 in cash being held as collateral on the Assignment of Deposits.
3.	An existing incidental deed of trust in the amount of $2,000,000 recorded on 107 Trellingwood Drive, Morrisville NC 27560.

4.	An Assignment of Deposits dated July 31, 2007 on a Paragon Commercial Bank account in the amount of $500,000.00 hypothicated to Cornerstone Biopharma Holding, Inc. by Craig and Susan Collard.

5.	A blanket first priority lien, hypothecated by Aristos Pharmaceuticals, Inc. and Cornerstone Biopharma, Inc. on all furnishings, equipment, inventory and other items and types of personal property now owned or hereafter acquired, all the company’s general intangibles and accounts receivable, whether presently existing or arising in the future, and all the proceeds and products from the foregoing (including insurance proceeds)

Cornerstone Biopharma Holdings, Inc.
June 23, 2008

GUARANTORS:	As offered by you and accepted by the Bank, Craig A. Collard and Carolina Pharmaceutical, Inc. will continue to guarantee the loan for the loan amount. In addition, Aristos Pharmaceutical, Inc. and Cornerstone Biopharma, Inc. will be added and sign as joint and several guarantees to the loan for the full loan amount.

FINANCIAL REPORTS:	The following information will be required:

Borrower:
1.	Year-end CPA prepared tax returns (due when submitted to the tax authorities) .

2.	Year-end CPA audited financial statements (to include Balance Sheet, Income Statement, Statement of Retained Earnings and Statement of Cash Flows with all notes to the Financial Statements)

3.	Monthly, company prepared income statement and balance sheet. Due no later than 20 days after the end of a calendar month.

4.	Monthly accounts receivable aging and borrowing base report. Due no later than 20 days after each month end.
All financial reports including year-end financial statements will be signed and dated by an officer of the Borrower.
Guarantors:
Annual personal financial statements and federal tax returns (due when submitted to the tax authorities).
Monthly, company prepared income statement and balance sheet. Due no later than 20 days after the end of a calendar month for Aristos Pharmaceuticals, Inc. and Cornerstone Biopharma, Inc.
Monthly accounts receivable aging and borrowing base report. Due no later than 20 days after each month end for Aristos Pharmaceuticals, Inc. and Cornerstone Biopharma, Inc.
PRINCIPAL COVENANTS:
1)	The Borrower will not incur any additional Bank debt without prior written consent from the Bank.

2)	Craig A. Collard must maintain the majority ownership in the company while the line of credit is in place.

3)	Craig A. Collard must maintain $2,000,000 in liquid assets (cash, marketable securities, cash value in life insurance, 50% of value in retirement accounts) at all times while the line of credit is in place.

COMMITMENT
MODIFICATIONS:	No condition or other term of this commitment may be waived or modified except in writing signed by both the Borrower and the Bank.

Cornerstone Biopharma Holdings, Inc.
June 23, 2008

DOCUMENTATION:	All documentation will be executed in form and content satisfactory to the Bank and its counsel. Should the parties fail to agree on the terms of said documentation, neither party shall have any further obligation to the other and this commitment shall be null and void.

While we intend to conform to the customary requirements for this type of loan, this commitment letter may not include all of the requirements for the loan. The Bank reserves the right to require additional information, documentation, and the satisfaction of conditions we consider appropriate or required to consummate the transaction.

COMMITMENT PROVISIONS
SURVIVE CLOSING:	This Commitment Letter will be an ongoing legal document and the provisions outlined within are an ongoing obligation of the Borrower. The actual terms within the documents will control the transaction.

EXPENSES:	All fees and costs associated with the transaction shall be paid by the Borrower prior to or concurrent with the respective closing. In the event the Line of Credit does not close, the Borrower will remain responsible for such fees.

DEPOSIT ACCOUNTS:	As a condition of this loan, the Borrower agrees to maintain its entire deposit relationship with the Lender, including operating, disbursing, payroll and other related accounts.

OTHER:	This commitment is subject to the maintenance by the Borrower of a financial condition satisfactory to the Bank and the execution of documents satisfactory to the Bank.

In no event shall either the Borrower or the Bank be liable to the other for indirect, special, or consequential damages, which may arise out of the issuance of this commitment.

All information and representations are and will be accurate at closing.
Thank you for allowing us to provide you with this commitment. Please indicate your acceptance below and return the original to me. Please call me with any questions at 534-7340.
This commitment will expire if not accepted in writing by June 30, 2008. After acceptance, this commitment shall be voidable at the Bank’s option if the Line of Credit does not close prior to July 18, 2008.
Sincerely,
Brian K. Reid
Senior Vice President
Paragon Commercial Bank
Acceptance Page Attached

Cornerstone Biopharma Holdings, Inc.
June 23, 2008

Accepted and acknowledged this           day of            2008.
Borrower: Cornerstone Biopharma Holdings, Inc.

By:	/s/ Craig A. Collard
Craig A. Collard, President
GUARANTOR ACCEPTANCE:

Guarantor: Craig A. Collard

By:	/s/ Craig A. Collard

Craig A. Collard, Guarantor

Guarantor: Aristos Pharmaceuticals, Inc.

By:	/s/ Craig A. Collard

Craig A. Collard, President

Guarantor: Cornerstone Biopharma, Inc.

By:	/s/ Craig A. Collard

Craig A. Collard, President & CEO